UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 31, 2007

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

112 E. Oak Street, Suite 200, Palestine, Texas, 75801

(Address of principal executive offices)

(903) 723-0395

Registrant’s telephone number, including area code

Item 8.01  Other Events

On August 31, 2007, Wentworth Energy, Inc. (the “Company”) entered into an agreement with the lead noteholder and collateral agent (the “lead noteholder”) of its senior secured convertible notes (the “convertible notes”) whereby the lead noteholder agreed to forbear from foreclosing on any of the Company’s properties until at least October 2, 2007.  The Company and the lead noteholder also agreed to use their reasonable best efforts to negotiate and execute on or prior to September 30, 2007 (the “Closing Date”) definitive agreements incorporating terms consistent with the following material terms:

1.

The amount asserted by the noteholders as the aggregate interest, penalties and damages outstanding as of August 31, 2007, of $16,426,572, plus an additional $5,000,000 in new money to be invested by the noteholders, will be added to the face amount of the existing convertible notes, resulting in the new aggregate face amount of the convertible notes of $53,776,572 (the “Amended Notes”).  The noteholders will also receive 7,142,857 additional Series A Warrants in consideration of the new cash being invested.

2.

The Amended Notes will have a maturity date of three years from the Closing Date, unless extended by the noteholders for up to an additional two years at their option.

3.

The interest rate of the Amended Notes will remain 9.15% per annum, and will be payable quarterly starting March 31, 2008, without required amortization.

4.

The noteholders may, with the consent of holders of 51% of the principal amount of Amended Notes then outstanding, choose to require the Company to redeem one-third of the original principal amount of the Amended Notes (the “Put Redemption Amount”) at par plus accrued and unpaid interest on the first and second anniversaries of the Closing Date.  If the noteholders exercise their redemption option described above, then the Company will be entitled to redeem all of the then outstanding principal amount of the Amended Notes at par plus accrued and unpaid interest, plus (i) if the redemption option is exercised on the first anniversary of the Closing Date, an 18.3% premium applicable to the sum of the principal amount of the Amended Notes then outstanding and accrued and unpaid interest thereon less the sum of the Put Redemption Amount and accrued and unpaid interest thereon; and (ii) if the redemption option is exercised on the second anniversary of the Closing Date, a 9.15% premium applicable to the sum of the principal amount of the Amended Notes then outstanding and accrued and unpaid interest thereon less the sum of the Put Redemption Amount and accrued and unpaid interest thereon.

5.

Provided no event of default then exists under any of the transaction documents, the Company may redeem up to one-third of the original principal amount of Amended Notes at par plus accrued and unpaid interest on the first and second anniversaries of the Closing Date.

6.

If the Company gives notice of its redemption option described above, the Series B Warrants will become exercisable for 50% of the amount being redeemed.  The Series B Warrants will be amended to reduce the exercise price to $0.75 per share.  The shares to be issued upon exercise of the Series B Warrants will not be required to be registered, provided that if an effective registration statement is available for the shares underlying a Series B Warrant exercise, the noteholders will not be entitled to utilize the cashless exercise feature of the warrants.

7.

The conversion price of the Amended Notes will be reduced from the initial conversion price of $1.40 to $0.75 with dilution protection but no other resets.

8.

In lieu of the escrow contemplated in the original transaction documents, the Company will issue to the noteholders on a pro rata basis 3,746,426 additional Series A Warrants.  The existing 46,214,287 Series A Warrants and the additional Series A Warrants will be amended to (i) change the expiration date to seven years from the Closing Date, (ii) to set the exercise price at $0.001, and (iii) to provide that the shares to be issued upon exercise of such warrants will not be required to be registered.

9.

The Company will file a new registration statement to register the maximum number of shares allowed under current SEC interpretation of Rule 415 of the Securities Act within 50 days of the Closing Date.  If the registration statement is not filed as mentioned, or if the registration statement is not declared effective within 140 days from the Closing Date, cash registration delay payments equal to 1.0% per month will apply on the registrable amount.  Subsequent registration statement filings will also be required.

10.

The definitive agreements will include a permanent waiver which will be effective as of the Closing Date for any and all breaches, defaults or events of default by the Company, Wentworth Oil & Gas, Inc. or Barnico Drilling, Inc. arising under the transaction documents prior to the Closing Date.

The definitive agreements will contain other covenants and agreements related to management and operational issues and will provide for the payment of the lead noteholder’s reasonable legal fees and expenses.  All of the foregoing remain subject to the completion and execution of definitive agreements.

Unless otherwise agreed upon in writing by the parties, neither party will solicit offers for financing prior to October 1, 2007. This restriction will not be applicable to the Company if one or more foreclosure notices are posted prior to October 1, 2007 and the parties have failed to reach consensus on the definitive agreements.

The lead noteholder and the Company agreed to work in good faith and use their reasonable best efforts to obtain by September 7, 2007 (i) the written acceptance of the agreement by the other noteholders, and (ii) agreement with respect to the treatment of any other claims against or interests in the Company, Wentworth Oil & Gas, Inc. and Barnico Drilling, Inc.

The lead noteholder agreed: (i) to forbear from foreclosing on any properties of Company, Wentworth Oil & Gas, Inc. or Barnico Drilling, Inc., (ii) to forebear the exercise of any remedies against any collateral under the original transaction documents prior to October 1, 2007, and (iii) to postpone any and all foreclosure sales to a date not earlier than October 2, 2007.  It will not be a breach of the forbearance for the lead noteholder to post new foreclosure notices prior to October 1, 2007, provided that the lead noteholder agrees to withdraw any such foreclosure notices simultaneously with or in advance of execution of the definitive agreements.  The Company reserves all of its rights with respect to the filing of proceedings under the Bankruptcy Code prior to and after October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2007

WENTWORTH ENERGY, INC.

/s/ John Punzo

John Punzo, CEO